Exhibit 99.5

SYNDICATION AGREEMENT

This SYNDICATION AGREEMENT (the “Agreement”) is entered into as of June 3, 2021, by and among IG4 Capital Infrastructure Investments LP, an entity incorporated and validly existing under the laws of Scotland (“IG4 Capital”); and GH Holding Group Corp. (“GH”).

In addition to the terms defined elsewhere herein, when used herein capitalized terms will have the meanings indicated in Schedule A.

ARTICLE I

CERTAIN AGREEMENTS AND UNDERTAKINGS

Section 1.1     Syndication of Common Shares.

GH agrees to vote its Common Shares in the General Shareholders’ Meeting on every matter in the same way as IG4 Capital. For such purposes, at least five (5) Business Days prior to a General Shareholders’ Meeting, IG4 Capital shall communicate in writing to GH the sense of IG4 Capital’s votes in the General Shareholders’ Meeting. In addition, at least two (2) Business Days prior to the General Shareholders’ Meeting, GH shall provide to IG4 Capital a copy of the proxy delivered to the Company whereby the attorney-in-fact entitled to represent GH in such General Shareholders’ Meeting has been instructed to vote accordingly.

ARTICLE II

EFFECTIVE DATE; TERMINATION

Section 2.1     Effective Date. This Agreement shall become effective from its execution date. However, GH agrees to act in accordance to Section 1.1 subject to the Offeror being able to secure a participación signiticativa in the Offer pursuant to Section 6.3(c) of the TOSA.

Section 2.2     Termination. The rights and obligations of all the Parties hereunder will terminate upon the first to occur of: (i) the written agreement of all such Parties; (ii) the dissolution or liquidation of the Company; (iii) the termination of the Trust Agreement; (iv) the termination of the GH Supplementary Agreement; (v) the release and cancellation of the Encumbered GH Shares; (vi) the notification by either Party or the Company of an order from the Peruvian Public Prosecutor, the General Attorney or any other governmental entity mandating the termination of this Agreement; and, (vii) for each Party, the date in which that Party, whether directly or indirectly, fails to own Common Shares (as such number may be adjusted for any stock dividend, subdivision, combination, recapitalization or other similar event). A Person who ceases to hold Shares will cease to be a Party and will have no further rights and obligations under this Agreement, except as provided herein or with respect to the rights and obligations that such Person may have hereunder against any other Party, or such Person may have with respect to a Party hereunder, by reason of such Party’s prior breach of this Agreement or otherwise.

ARTICLE III

MISCELLANEOUS

Section 3.1    Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of each of the Parties.

Section 3.2    Notices. All notices, requests, claims, and other communications under this Agreement will be in writing and will be deemed to have been duly given (i) in the case of a facsimile or other electronic transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission, provided that a copy of the communication is also sent by overnight courier; (ii) in the case of delivery by an overnight carrier, upon the date of delivery indicated in the records of such carrier; or (iii) in the case of delivery by hand, when delivered by hand addressed to the respective Parties hereto at the addresses (or such other address for a Party hereto as will be specified by like notice) set forth in the signature pages hereof. Any Party may change its address by giving the other Parties written notice of its new address in the manner set forth herein. No notice by mail will be acceptable under this Section 3.2.

Section 3.3    Governing Law. This Agreement will be governed by and construed in accordance with the laws of Peru.

Section 3.4    Dispute Resolution.

a.            Any and all disputes or controversies arising out of or in connection with this Agreement, its existence, validity, termination, or the breach thereof, as well as those relating to this arbitration clause, shall be settled by arbitration administered by the Center of Arbitration of the Lima Chamber of Commerce, and in accordance with its rules of arbitration and statutes. The venue of the arbitration will be Lima, Peru, and the arbitration shall be conducted in Spanish. The arbitration tribunal shall be constituted by three arbitrators. Each Party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chairman of the arbitration tribunal.

b.            If, for any reason, the intervention of the Peruvian courts was required, the Parties hereto irrevocably submit to the courts of the Distrito Judicial de Lima Cercado, waiving each Party its right to recourse to the judge of their respective domiciles or other applicable.

Section 3.5     Indemnification.

Upon default by any Party hereto in the performance of any of the obligations specified in Sections 1 and 2 to be performed by such Party, it shall pay the other Parties an amount equal to US$ 1’000,000 (to be distributed proportionately to the Parties pursuant to their equity interests in the Company) as a penalty for breach (the “Penalty”). Payment of the Penalty shall not release the breaching Party from, and shall be in addition to, its obligation to indemnify and hold the other Parties harmless form and against any and all losses and damages resulting from the default in the performance of its obligation.

Section 3.6     Remedies. Without limiting the rights of each Party to pursue all other legal and equitable rights available to such Party for the other Parties’ failure to perform their obligations under this Agreement, the Parties acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, will be entitled to specific performance (ejecución forzosa), injunctive relief or other equitable remedies, in addition to the Penalty and the indemnification provided in Section 3.5, in the event of any such failure without any requirement on the Party demanding such specific performance, injunctive relief or other equitable remedy to post a bond or any other surety.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of each of the dates written below.

[Signature pages below]

Signature page of the SYNDICATION AGREEMENT dated as of June 3, 2021, by and among IG4 Capital and GH

IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP

By:	/s/ Roberto Guillermo Mac Lean Martins
Name:	Roberto Guillermo Mac Lean Martins

Notices
Address:	Apoquindo 4700, piso 10, Las Condes, Santiago, Chile
Attention:	Pablo Kühlenthal
Email:	pablo.kuhlenthal@ig4capital.com/contratos@ig4capital.com

Signature page of the SYNDICATION AGREEMENT dated as of June 3, 2021, by and among IG4 Capital and GH

GH HOLDING GROUP CORP.

By:	/s/ José Alejandro Graña Miró Quesada
Name:	José Alejandro Graña Miró Quesada

Notices
Address:	Av. Santo Toribio Nº 173, Real Ocho, Oficina 602, distrito de San Isidro
Attention:	Mr. José Graña
Email:	jgranamq@outlook.es

SCHEDULE A

DEFINITIONS

“Affiliate” means with respect to any Person: (i) any Person that Controls, is Controlled by, or is under common Control with such Person; (ii) any member, director, officer, partner, manager or employee of such Person or of any Person that is an Affiliate under clause (i) above; or (iii) (a) any member of the Immediate Family of such Person or of any Person that is an Affiliate under clause (i) or (ii) above, or his or her lineal descendants, (b) any trust established for the benefit of such Person or of any Person that is an Affiliate under clause (i) or (ii) above or of any Affiliate thereof, or (c) any executor (including albaceas) or administrator of the estate of such Person or of any Person that is an Affiliate under clause (i) or (ii) above.

“Common Shares” means the common shares of the Company.

“Company” means Graña y Montero S.A.A., a sociedad anónima abierta incorporated and validly existing under the laws of Peru.

“Control” (including, with the correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, is defined to mean the possession by another Person (whether directly or indirectly and whether by ownership of share capital, the possession of voting power, contract or otherwise) of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person.

“Encumbered GH Shares” has the meaning specified in the Supplementary Agreement.

“General Shareholders’ Meeting” means the Company’s general shareholders’ meeting.

“Immediate Family” means an individual Person’s current spouse or former spouses, parents, grandparents, siblings, children, children’s spouses, grandchildren or grandchildren’s spouses, any other natural person who resides with that individual Person, or any trusts or estates (or other estate-planning vehicles) controlled by that individual Person for the exclusive benefit of any one or more of his or her Immediate Family.

“Offer” means the offer to acquire the full ownership of Shares through (i) an Oferta Pública de Adquisición pursuant to the Peruvian securities regulation, and (ii) a tender offer for the acquisition of securities listed in the United States of America pursuant to the U.S. securities regulation.

“Party” and “Parties” mean IG4 Capital and GH individually and collectively, respectively.

“Penalty” has the meaning specified in Section 3.5.

“Person” means any natural person, corporation, sociedad, private company with limited liability, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Peru” means the Republic of Peru.

“Shares” means the Common Shares, any other shares in the capital stock of the Company, and securities or other instruments convertible or exchangeable into shares in the capital stock of the Company.

“Supplementary Agreement” means the supplementary agreement entered into as of June 3, 2021, between IG4 Capital and GH.

“Trust Agreement” has the meaning specified in the Supplementary Agreement.

“U.S. Dollar” or “US$” means the legal currency of the United States of America.